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                          January 6, 2022

       Hamza Suria
       Chief Executive Officer
       ANAPTYSBIO, INC
       10770 Wateridge Circle, Suite 210
       San Diego, CA 92121

                                                        Re: ANAPTYSBIO, INC
                                                            Registration
Statement on Form S-3
                                                            Filed December 30,
2021
                                                            File No. 333-261953

       Dear Hamza Suria:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Michael
Davis at 202-551-4385 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Life Sciences
       cc:                                              Ryan Mitteness